EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD PRIME COMPLETES ACQUISITION OF RITZ-CARLTON SARASOTA FOR $171 MILLION

DALLAS, April 4, 2018 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today that it has completed the acquisition of the 266-room Ritz-Carlton Sarasota in Sarasota, Florida for $171 million ($643,000 per key), previously announced on February 16, 2018. The Company also closed on the acquisition of a 22-acre plot of vacant land for $9.7 million that is currently entitled for residential development adjacent to the golf course. Concurrent with the completion of the acquisition, the Company has financed the hotel with a $100 million non-recourse mortgage loan. This loan provides for a floating interest rate of LIBOR + 2.65% with a five-year term and is interest only for the first two years and then amortizes 1% annually for the remaining term of the loan. The property will continue to be operated as a Ritz-Carlton under a management agreement with Ritz-Carlton.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”